Exhibit 99.1

Contact:	Kimberly Kerns
kimberly.kerns@msg.com / 212-465-6442

THE MADISON SQUARE GARDEN COMPANY NAMES SEAN CREAMER

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

August 5, 2014, New York, NY –The Madison Square Garden Company (NASDAQ: MSG) today announced that Sean Creamer, a well-regarded executive with nearly three decades of financial experience, has been named executive vice president and chief financial officer, effective September 1, 2014. Mr. Creamer joins the Company from Arbitron Inc., where he most recently served as president and chief executive officer. He will report to MSG president and CEO, Tad Smith.

As a member of the company’s executive management team, Mr. Creamer will help lead the overall advancement of the company. He will provide strategic financial insight regarding all facets of the business, helping prioritize opportunities and drive value creation. In addition, he will partner with the company’s leadership in the strategic planning process. On a day-to-day basis, Mr. Creamer will be responsible for all of MSG’s financial and accounting matters, including forecasting, budgeting, and financial planning and analysis, as well as the company’s treasury, investor relations, tax and risk management functions.

“We are extremely pleased to welcome Sean, who brings considerable financial and operating experience, along with a proven track record of creating value for shareholders at publicly traded companies,” said Mr. Smith. “We look forward to his leadership as we continue to pursue excellence across our operations and strategic growth opportunities ahead.”

“I have long admired the legendary and iconic brands and assets of The Madison Square Garden Company and am thrilled to have the opportunity to be a part of its management team,” said Mr. Creamer. “I look forward to working with Tad’s and MSG’s outstanding team to drive sustainable growth and value enhancement from the company’s unparalleled portfolio of assets and support the continued development and execution of its strategic plan for the future.”

Mr. Creamer joins MSG following Bob Pollichino’s announced planned retirement as executive vice president and chief financial officer. Mr. Pollichino will continue as chief financial officer until Mr. Creamer officially joins the company on September 1. Mr. Pollichino will then remain as an executive vice president with the company until his retirement later this year, after which he will continue to be available to advise MSG as a consultant for 12 months.

Before joining MSG, Mr. Creamer spent nine years at Arbitron Inc., a leading media research company, most recently serving as president and chief executive officer. Prior to this, he held the position of chief operating officer, during which time he was responsible for overseeing all operational and financial activities for Arbitron’s core businesses -- ratings, qualitative, and software -- and for the execution of the Company’s global cross-platform, digital, and mobile growth strategies. Mr. Creamer joined Arbitron in August 2005 as executive vice

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Page 2 – MSG Names Sean Creamer Executive Vice President and Chief Financial Officer

president, Finance and Planning. Later that year he was named the company’s chief financial officer, a position he held until 2010, when he became executive vice president of the Company’s radio and cross-platform services and operations. Mr. Creamer is also a former member of Arbitron’s board of directors.

Prior to joining Arbitron, Mr. Creamer was senior vice president and chief financial officer of Laureate Education, Inc. During his nine-year tenure with Laureate, Sean was responsible for financial planning and analysis, accounting, budgeting, investor relations, real estate, risk management, tax and treasury functions. Previously, Mr. Creamer held a number of financial positions with increasing responsibility at Mobil Corporation (now Exxon Mobil Corporation) and Price Waterhouse (now PriceWaterhouseCoopers). A certified public accountant, Mr. Creamer received a Bachelor of Science in Accounting from St. Joseph’s University and a Master of Science in Taxation from Georgetown University.

The Madison Square Garden Company is a fully-integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, bull riding and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

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